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                                                                   EXHIBIT 10.45


February 23, 1999


Mr. Robert Sinclair
Sinclair Telecable
500 Dominion Tower
999 Waterside Drive
Norfolk, Virginia 23510

Re:  WCDX-FM, WPLZ-FM, WJRV-FM and WGCV-AM

Dear Mr. Sinclair,

This letter of Intent (the "Letter of Intent") outlines the principal terms whereby Radio One, Inc., a Delaware corporation ("Radio One") or the "Buyer"), or an entity controlled by the same principals who control Buyer, will purchase from Sinclair Telecable, Inc. and Commonwealth Broadcasting, LLC ("Seller"), the Stations' Assets, as defined below of Stations WCDX-FM, Mechanicsville, Virginia, WPLZ-FM, Petersburg, Virginia, WJRV-FM, Richmond, Virginia, and WGCV-AM, Petersburg, Virginia (the "Stations"). Buyer and Seller recognize that the consummation of the transaction contemplated by this Letter of Intent is conditioned upon the occurrence of a number of future events, including the approval of the Federal Communications Commission ("FCC"), approval of the Department of Justice and Federal Trade Commission, approval from the Seller's and Buyer's Board of Directors and managers, investors and lenders, Buyer's inspection of the Stations' Assets, a review of the Seller's books and records and the negotiation and execution of a definitive, mutually acceptable asset purchase agreement (the "Definitive Agreement"). The purpose of this Letter of Intent is to set forth a summary of the specific terms contemplated by the parties but this Letter of Intent is not a binding agreement of the parties unless otherwise expressly indicated in Section 15(f) below.

1.  Description of Assets to be Delivered.  Subject to the provisions of Section
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3 hereof, upon the consummation of the Buyer's purchase of the Stations' Assets as provided in the Definitive Agreement (hereinafter the Closing Date), Seller will transfer to Buyer, free and clear of all liens, claims, and encumbrance of every kind (except those expressly permitted by Buyer) all Seller's assets (except those assets excluded hereinafter) used and useful in the conduct of the business and operations of the Stations, including, but not limits to, the following (collectively referred to as the "Stations' Assets").

     (a) all of the licenses, permits, and other authorizations issued to Seller by the FCC or any other governmental authority and used in the operation of the Stations, including all of the rights in and to the call letters of the Stations;

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     (b) real property and towers owned or leased as transmission facilities and studios for the Stations and, to the extent they are expressly assumed by Buyer in the Definitive Agreement, other contracts of Seller;

     (c) the equipment, office furniture and fixtures, office materials and supplies, inventory, spare parts, and other tangible personal property of every kind and description, owned, leased, or held by Seller and used in the operation of the Stations;

     (d) all programs, programming material, and music libraries of whatever from or nature owned by Seller and used or intended for use in the operation of the Stations;

     (e) all of Seller's rights in and to the trademarks, trade names, service marks, patents, franchises, copyrights, including registrations and applications for registration of any of them, call letters and jingles, logos, slogans, licenses, permits and privileges, trade secrets, and other similar intangible property rights and interests owned by it and used in the operation of the Stations; and

     (f) all files, records, studies, data, lists, filings, general accounting records, books of account, computer programs and software and logs, of every kind, relating to the operation of the Stations.

2.  Consideration to be Paid by Buyer.  The consideration for the sale of the
    ---------------------------------
Stations' Assets shall be $34,000,000 (the "Purchase Price"), subject to adjustment for any proration and contingent liabilities, payable on the Closing Date, by wire transfer of immediately available funds to the Seller's bank account.

3.  Excluded Assets.  Excluded from the assets to be sold to Buyer and from the
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definition of the terms "Stations" and "Stations' Assets" as used herein shall be: (a) Seller's corporate records; (b) all cash, cash equivalents or similar type investments of Seller and all accounts receivable of the Stations as of the Closing Date; (c) any and all contracts of insurance and insurance proceeds of settlement and insurance claims made by Seller relating to property or equipment repaired, replaced, or restored by Seller prior to the Closing Date; unless otherwise specified in the Definitive Agreement; (d) all contracts used in the operations of the Stations, unless specifically assumed or assigned by Buyer at its sole discretion; and (e) all such real estate located in Mechanicsville, Virginia, owned personally by John and Virginia Sinclair, upon which a tower is constructed which holds backup transmission antenna for WCDX-FM. However, Seller agrees to cause John and Virginia Sinclair to enter into a lease for nominal rent, at Buyer's option, for use of the site. In addition, Buyer shall not be obligated to continue the employment of any current employees of the Stations and shall assume and have no liabilities of any kind in connection with any such employees whose employment is not continued by the Buyer as of the Closing Date. However, Buyer will interview all of the Seller's employees and will consider hiring as many as possible.

4.  Time Sales Agreements.  The Definitive Agreement will provide that Buyer
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will assume those obligations that exist on the Closing Date for the sale of air time under any

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contracts of Seller provided that such time sales agreements are entered into in the ordinary course of business at commercially reasonable rates and such other obligations as may be mutually agreed to by the parties. The trade obligations of the Stations to be assumed by Buyer shall be limited and shall be specified in the Definitive Agreement.

5.  Liabilities to be Assumed.  The Definitive Agreement will provide that Buyer
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will assume only those obligations of Seller referred to in Section 4 or as otherwise may be agreed to by the Buyer pursuant to Section 3(d).

6.  Escrow; Closing.
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     (a) The Closing Date shall occur no later that ten (10) days after the consent of the FCC to the assignment of the licenses shall have become a Final Order. If the FCC has not granted an assignment of the Stations' licenses within nine months after the FCC's acceptance for filing of the application for assignment of such licenses, each of Seller and Buyer shall have the right to terminate its obligations under the Definitive Agreement, provided that such terminating party is not then in material breach of the terms and conditions of the Definitive Agreement. Upon such termination for failure of the FCC to act, the Escrow Deposit required by Paragraph 6(b) hereof, plus all interest accrued thereon, shall be returned to Buyer, unless the FCC's failure to act is due to Buyer's material breach of its representations and warranties in which case the Escrow Deposit shall be paid to Seller.

     (b) Upon the execution and delivery of the Definitive Agreement, Buyer shall make an escrow deposit in the amount of $1,250,000 (the "Escrow Deposit"), which shall be paid to Seller as a credit toward the purchase Price on the Closing Date.

     (c) If Buyer materially breaches the Definitive Agreement or defaults in the performance of its obligations thereunder, the total escrow deposit required under this Paragraph 6 (plus accrued interest thereon) shall be paid to Seller as liquidated damages in full satisfaction of any damages due to Seller.

     (d) If Seller materially breaches the Definitive Agreement, Buyer shall have the right of specific performance.

7.  The Definitive Agreement.  The Definitive Agreement will include the
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customary representations, warranties, and undertakings made by buyers and seller in transactions of this type and will contain customary conditions that must be satisfied on or prior to the Closing Date. Buyer and Seller agree that the deadline to enter into Definitive Agreement should be forty five (45) days form the date of acceptance of this Letter of Intent. Buyer and Seller will jointly file an application requesting FCC approval of the assignment of the Stations' licenses to Buyer as contemplated herein no late that five (5) business days after execution of the Definitive Agreement, unless the parties agree in the Definitive Agreement to a later date pursuant to LMA and tax free exchange provisions in the Definitive Agreement.

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8.  Agreement to Negotiate. Buyer and Seller agree to proceed diligently,
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expeditiously, and in good faith, to negotiate a Definitive Agreement in accordance with the terms set forth in this Letter of Intent. Until the expiration or earlier termination of this Letter of Intent, Seller shall not solicit, or negotiate with, any other prospective purchaser of the Stations, the Stations' Assets or the Seller's stock.

9.  Fees and Expenses.  Each party will be responsible for its own FCC, legal,
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engineering and other fees and expenses.  Hart-Scott-Rodino filing fees will be paid by Buyer.  FCC filing fees will be divided equally by the Buyer and Seller.

10.  Representations, Warranties, and Covenants.
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In order to induce Buyer to enter in to this Letter of Intent, Seller will, in the Definitive Agreement, make such customary representations, warranties and covenants, including, but not limited to:

     (i) On the Closing Date, Seller will convey to Buyer all of the Stations' Assets, free and clear of all liens, charges, pledges, mortgages, and other encumbrances whatsoever, other than as those expressly permitted by Buyer and/or assumed by Buyer thereunder.

     (ii) On the Closing Date, the Stations will be operated, in all material respects, in accordance with their FCC licenses and authorizations and the rules and regulations of the FCC.

     (iii) All of the tangible personal property used or useful in the operation of the Stations, subject to normal wear and tear, will be substantially in the same condition on the Closing Date as exists on this date.

     (iv) Seller has no knowledge of any pending or threatened claims or lawsuits which would result in a material adverse effect upon the business, operations or financial condition of the Stations, or which would prohibit Seller from entering into the Definitive Agreement and consummating the transactions contemplated thereby.

     (v) Any financial statements that have been given to Buyer, including the financial information set forth in the Stations' financial statements for the year ending December 31, 1998 will fairly and accurately present the financial performance and results of operations of the Stations for the periods indicated;
(b) any necessary regulatory requirements have been complied with; (c) the sales and customer information given to the Buyer are accurate and complete in all material aspects.

     (vi) From the Date hereof, Seller will operate the Stations in the ordinary course of business consistent with past practices.

11.  Examination and Investigation.  It is understood that Buyer has not had an
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opportunity to conduct a complete due diligence investigation of the Stations and the

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Stations' Assets customarily performed with respect to a transaction of this nature. Buyer's execution of a Definitive Agreement is subject to Buyer's satisfaction with the results of its due diligence review of the Stations' Assets, including, without limitation, a review of the Stations' contracts, employee lists, leases, financial condition and technical facilities. Seller, intending to be bound, shall give Buyer and its authorized representatives reasonable access at reasonable times to the Stations and the Stations' Assets and shall furnish all information relating thereto as they may request to enable Buyer to make such examinations and investigations thereof as Buyer reasonably shall deem necessary. In addition, Buyer's execution of the Definitive Agreement is conditioned upon Buyer's obtaining approval from its Board of Directors, investors and lenders.

12.  Brokerage Fees.  Seller and Buyer to split all brokerage fees fifty/fifty,
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provided that Buyer's portion shall not exceed $265,000.

13.  Confidentiality Clause.  All information, including documents, already
     ----------------------
provided or to be provided by the Seller to Buyer in the course of the negotiations for the sale of the Stations' Assets shall be designated as "Restricted Information." Buyer shall treat all such Restricted Information in a confidential manner and shall not disclose it to any third parties, except attorneys, accountants and advisors as may be necessary to secure such financing consents and other approvals necessary to consummate the transactions contemplated herein. When such disclosures are made, Buyer shall advise the third party or parties of the confidentiality of the Restricted Information and request that the restricted Information be so treated. Without the express prior written consent of the other party or except as permitted herein or as required by law, neither Seller nor Buyer shall make any announcements concerning the matters set forth herein or otherwise release or disclose to any other person or party information covering such matters set forth herein.

14.  Tax Free Exchange.  The parties acknowledge that Seller would prefer to
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effect this transaction as a tax free exchange.  Buyer will use its reasonable commercial efforts to assist Seller in effectuating a tax free exchange. Seller agrees that all expenses directly related to the tax free exchange shall be paid by it. The parties further agree that if a tax free exchange has not occurred within 18 months of the date of the execution of the Definitive Agreement, that Seller will effect the sale of the Stations as an ordinary sale and the parties shall cooperate to take such steps necessary to effectuate such an ordinary sale.

15.  Miscellaneous.  (a) This Letter of Intent shall be governed by the laws of
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the Commonwealth of Virginia without reference to such jurisdiction's conflict of law principals.

     (b) Section headings contained in this Letter of Intent have been inserted for reference purposes only and shall not be construed as part of this Letter of Intent.

     (c) All notices, requests, demands and other communications hereunder shall be in writing

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and shall be delivered or mailed, registered or certified mail, postage prepaid, to each of the following:

     To Seller:      Mr. Robert Sinclair
                     Sinclair Telecable
                     500 Dominion Tower
                     999 Waterside Drive
                     Norfolk, Virginia 23510

     Copy to:        Howard M. Weiss, Esquire
                     Fletcher Heald & Hildreth
                     1300 N. 17th Street
                     11th Floor
                     Arlington, Virginia 22209

     To Buyer:       Alfred C. Liggins
                     CEO/President
                     Radio One, Inc.
                     5900 Princess Garden Parkway
                     Lanham, Maryland 20706

or to such other address as any part may have furnished to the other in writing, in accordance herewith.

     (d) This Letter of Intent may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (e) This Letter of Intent shall expire and be null and void upon the earlier of (i) the expiration of the 45th day after the date of acceptance of this Letter of Intent (subject to a reasonable extension if the drafting of the Definitive Agreement is proceeding diligently) and (ii) the execution and delivery of the Definitive Agreement.

     (f) This Letter of intent is not legally binding on the parties hereto except for Section 8, 11, and 15 shall be legally binding upon the parties thereto.

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     This offer to enter into a Letter of Intent shall expire at 11:00 a.m. EST on February 24, 1999, unless accepted by Seller prior to that date and time.

Very truly yours,

RADIO ONE, INC.



By:  /s/ Alfred Liggins
     ________________________________
     Alfred Liggins, CEO/President



Agreed: /s/ Bob Sinclair
        ____________________________
        Sinclair Telecable/ CommonWealth Broadcasting, LLC



By:     Bob Sinclair
       ________________________________
             Name

        Vice President & Partner
       ________________________________
             Title

        2/23/99
       ________________________________
             Date of Acceptance

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